Microbot Medical Announces Successful Completion of Pre-Clinical Study Performed at Washington University in St. Louis

Significant Milestone Suggests Initial Safety Profile of the Self-Cleaning Shunt (SCS™) Product as the Company Moves Forward to Next Development Phase

Hingham, MA– May 29, 2018 – Microbot Medical Inc. (NASDAQ CM: MBOT), a medical device company specializing in the design and development of transformational micro-robotic medical technologies, today announced the results of a pre-clinical study assessing the safety profile of the Company’s Self-Cleaning Shunt (SCS™). The study, which was performed by James Patterson McAllister, PhD, a Professor of Neurosurgery at Washington University School of Medicine in St. Louis, met the primary goal to determine the safety of the Company’s SCSTM device that aims to prevent obstruction in CSF catheters.

“In this study we tested the material and structure properties of Microbot’s SCS™ catheters surgically implanted into juvenile pigs with hydrocephalus,” said Dr. McAllister. “The safety profile of the Microbot SCS™ was compared to results from a pig that received a standard (commercial) catheter commonly used for the clinical treatment of hydrocephalus as well as from pigs that received no treatments for hydrocephalus. We are encouraged by the fact that these initial observations, made in a clinically-relevant model of hydrocephalus, suggest that the cellular response to the Microbot SCS™ is confined to the normal foreign body reaction and is no different than the response to a standard implanted CSF drainage catheter. With these results, we can now move to the next stage to evaluate both the safety and effectiveness of activated SCS™ devices.”

“In the past two weeks we have successfully completed the two studies to support the next development phase of our SCSTM product, which demonstrate the continued execution of significant milestones by the Company,” commented Harel Gadot, Chief Executive Officer, President and Chairman. “The studies’ results, combined with the financial, organization, IP and infrastructure milestones that we have already achieved over the past few months, allow us to move forward with our development plans with a high degree of confidence. Our immediate goal is to complete the integration of the feedback received from both studies into the next development phase of the SCSTM and commence the larger scale studies to support our regulatory submissions.”

Dr. McAllister is a leading authority in the field of research aimed at identifying clinical treatments for hydrocephalus, and for the last 30 years his laboratory has maintained a comprehensive interdisciplinary translational research program whose ultimate goal is to improve clinical treatments for hydrocephalus.

As previously disclosed on May 21, 2018, the Company provided the results of the in-vitro pre-clinical study assessing the Company’s SCSTM, which was performed at Wayne State University. That study indicated that the SCSTM has the potential as a viable technology for preventing occlusion in shunts used to treat hydrocephalus.

About Microbot Medical, Inc.

Microbot, which was founded in 2010 and commenced operations in 2011, became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current technological platforms, ViRobTM, TipCATTM and CardioSertTM, are comprised of three highly advanced technologies, from which the Company is currently developing its first product candidate: the Self Cleaning Shunt, or SCSTM, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and focusing on the development of a Multi Generation Pipeline Portfolio (MGPP) utilizing all technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRobTM technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRobTM please visit http://www.microbotmedical.com/technology/virob/.

TipCATTM is a transformational self-propelled, flexible, and semi-disposable endoscope providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCATTM, visit http://www.microbotmedical.com/technology/tipcat/.

CardioSertTM technology is a unique combination of a guidewire and microcatheter, technologies that are broadly used for endoluminal surgery. The CardioSertTM technology features unique steering and stiffness control capabilities, and it was originally developed to support interventional cardiologists in crossing the most complex lesions called chronic total occlusion (CTO) during percutaneous coronary intervention (PCI) procedures and has the potential to be used in other spaces and applications, such as peripheral intervention, neurosurgery and urology. CardioSertTM was part of a technological incubator supported by the Israel Innovation Authorities (formerly known as the Office of the Chief Scientist, or OCS), and its device has successfully completed pre-clinical testing.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the outcome of its studies to evaluate the SCSTM and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contacts:

Michael Polyviou
EVC Group
mpolyviou@evcgroup.com
732-232-6914